Exhibit 99.3

INVITAE CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Invitae Corporation (hereinafter referred to as the "Company" or "Invitae" or "we" and similar terms unless the context indicates otherwise) and Singular Bio, Inc. ("Singular Bio") and are adjusted to give effect to the June 2019 acquisition of Singular Bio. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2018 and six months ended June 30, 2019 give effect to the acquisition of Singular Bio as if it had occurred on January 1, 2018. An unaudited pro forma condensed consolidated balance sheet has not been presented since the transaction was reflected in the Company's balance sheet at June 30, 2019 included in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission ("SEC") on August 6, 2019.

The acquisition has been accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification ("ASC") 805 - Business Combinations. Under the acquisition method of accounting, the total purchase consideration of the acquisition is allocated to the tangible assets and identifiable intangible assets and liabilities assumed based on their relative fair values. The excess of the purchase consideration over the net tangible and identifiable intangible assets is recorded as goodwill. The purchase price allocation is preliminary because valuation of the net tangible and identifiable intangible assets is still being finalized. Accordingly, the pro forma adjustments related to the purchase price allocation and certain other estimates, assumptions, and adjustments are preliminary and subject to change during the measurement period (up to one year from the acquisition date).

The following unaudited pro forma condensed combined statements of operations and related notes present the historical statements of operations of the Company adjusted to reflect the Company’s acquisition of Singular Bio on June 19, 2019. The historical consolidated statements of operations have been adjusted in the unaudited pro forma condensed combined statements of operations to give effect to pro forma events that are: (1) directly attributable to the acquisition, (2) factually supportable, and (3) expected to have a continuing impact on the combined results following the acquisition. The pro forma condensed combined financial statements do not necessarily reflect what the combined companies' financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not intended to represent or be indicative of the consolidated financial results of operations in future periods or the results that actually would have been achieved if Invitae and Singular Bio had been a combined company during the periods presented. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined statement of operations does not reflect any operating efficiencies and/or cost savings that Invitae may achieve with respect to the combined companies.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the following:

•
Invitae's historical consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on February 28, 2019;

•
Invitae's historical consolidated financial statements and accompanying notes included in its Quarterly Report on Form 10-Q as of and for the six months ended June 30, 2019 filed with the SEC on August 6, 2019;

•	Singular Bio's historical financial statements and related notes for the years ended December 31, 2018, 2017, and 2016 included as Exhibit 99.1 hereto; and

•	Singular Bio's financial statements and notes thereto for the three months ending March 31, 2019 included as Exhibit 99.2 hereto.

INVITAE CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2019
(in thousands, except per share data)

	Historical
	Invitae	Singular Bio	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Test revenue	$91,921	$—	$—		$91,921
Other revenue	2,107	—	—		2,107
Total revenue	94,028	—	—		94,028
Cost of revenue	49,260	—	—		49,260
Research and development	43,296	866	(2,586)	A	41,576
Selling and marketing	54,972	—	—		54,972
General and administrative	34,593	1,752	(7,188)	B, C, D	29,157
Loss from operations	(88,093)	(2,618)	9,774		(80,937)
Other income (expense), net	2,019	2,051	(2,025)	C	2,045
Interest expense	(4,229)	(774)	774	E	(4,229)
Net loss before taxes	(90,303)	(1,341)	8,523		(83,121)
Income tax benefit	(3,950)	—	3,950	F	—
Net loss	$(86,353)	$(1,341)	$4,573		$(83,121)
Net loss per share, basic and diluted	$(1.01)				$(0.95)
Shares used in computing net loss per share, basic and diluted	85,148		2,347	G	87,495

See accompanying notes to unaudited pro forma condensed combined financial statements

INVITAE CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2018
(in thousands, except per share data)

	Historical
	Invitae	Singular Bio	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Test revenue	$144,560	$—	$—		$144,560
Other revenue	3,139	—	—		3,139
Total revenue	147,699	—	—		147,699
Cost of revenue	80,105	—	—		80,105
Research and development	63,496	1,232	—		64,728
Selling and marketing	74,428	—	—		74,428
General and administrative	52,227	817	(1,000)	C	52,044
Loss from operations	(122,557)	(2,049)	1,000		(123,606)
Other income (expense), net	(2,568)	979	(975)	C	(2,564)
Interest expense	(7,030)	(708)	708	E	(7,030)
Net loss before taxes	(132,155)	(1,778)	733		(133,200)
Income tax benefit	(2,800)	—	—		(2,800)
Net loss	$(129,355)	$(1,778)	$733		$(130,400)
Net loss per share, basic and diluted	$(1.94)				$(1.88)
Shares used in computing net loss per share, basic and diluted	66,747		2,499	G	69,246
See accompanying notes to unaudited pro forma condensed combined financial statements

INVITAE CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2018 and six months ended June 30, 2019 combine the results of operations of Invitae and Singular Bio as if the acquisition had occurred on January 1, 2018.
1. Acquisition of Singular Bio
In June 2019, we acquired 100% of the fully diluted equity of Singular Bio, a privately held company developing single molecule detection technology, for approximately $57.3 million, comprised of $53.9 million in the form of 2.5 million shares of our common stock and the remainder in cash.
Prior to the acquisition, in September 2018 we entered into a co-development agreement with Singular Bio whereby we paid Singular Bio $3.0 million for a 12-month right of first refusal and an opportunity to conduct due diligence on its business. As of January 2019, we made all required payments under the terms of this co-development agreement.
In connection with the acquisition, all of Singular Bio's equity awards that were outstanding and unvested prior to the acquisition became fully vested per the terms of the merger agreement. The acceleration of vesting required us to allocate the fair value of the equity attributable to pre-combination service to the purchase price and the remaining was considered our post-combination expense. We recognized post-combination expense related to the acceleration of unvested equity of $3.2 million which was recorded as Invitae's general and administrative expense during the three months ended June 30, 2019.
Assets acquired and liabilities assumed are recorded based on valuations derived from estimated fair value assessments and assumptions used by us. While we believe that our estimates and assumptions underlying the valuations are reasonable, different estimates and assumptions could result in different valuations assigned to the individual assets acquired and liabilities assumed, and the resulting amount of goodwill. The following table summarizes the fair values of assets acquired and liabilities assumed at the date of acquisition (in thousands):

Cash	$4,988
Property and equipment	303
In-process research and development	29,988
Total identifiable assets acquired	35,279
Current liabilities assumed	(479)
Deferred tax liability	(3,950)
Net identifiable assets acquired	30,850
Goodwill	26,461
Total purchase price	$57,311
Our purchase price allocation for our acquisition of Singular Bio is preliminary and subject to revision as additional information about fair value of assets and liabilities becomes available. Additional information that existed as of the acquisition date but at the time was unknown to us may become known to us during the remainder of the measurement period, a period not to exceed 12 months from the acquisition date.
Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. The acquisition of Singular Bio resulted in the recognition of $26.5 million of goodwill which we believe consists primarily of technological expertise and capabilities within nucleic acid analysis and the ability to utilize the technology outside non-invasive prenatal screening. Goodwill created as a result of the acquisition of Singular Bio is not deductible for tax purposes.
We recorded an income tax benefit of $4.0 million during the three months ended June 30, 2019 due to net deferred tax liabilities assumed in connection with our acquisition of Singular Bio which provided a future source of income to support the realization of our legacy deferred tax assets and resulted in a partial release of our valuation allowance.

We granted approximately $90.0 million of restricted stock units ("RSUs") under our 2015 Stock Incentive Plan as inducement awards to new employees who joined Invitae in connection with our acquisition of Singular Bio. $45.0 million of the RSUs are time-based and vest in three equal installments in December 2019, June 2020, and December 2020, subject to the employee's continued service with us ("Time-based RSUs") and $45.0 million of the RSUs are performance-based RSUs ("PRSUs") that vest upon the achievement of certain performance conditions over a period of approximately 12 months, subject to the employee's continued service with us. Since the number of awards granted is based on a 30-day volume weighted-average share price with a fixed dollar value, these Time-based RSUs and PRSUs are liability-classified and the fair value will be estimated at each reporting period based on the number of shares that are expected to be issued at each reporting date and our closing stock price. Therefore, fair value of the RSUs and the number of shares to be issued will not be fixed until the RSUs vest.
During the three months ended June 30, 2019, we recorded research and development stock-based compensation expense of $0.9 million related to the Time-based RSUs and $1.7 million related to the PRSUs based on our evaluations of the probability of achieving performance conditions.

2. Pro forma adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed combined statements of operations:

A	To remove the $2.6 million of stock-based compensation related to the Time-based RSUs and PRSUs granted in connection with the Singular Bio acquisition.
B	To eliminate the nonrecurring post-combination expense of $3.2 million recorded due to the acceleration of unvested equity.
C
To eliminate the effects of the $3.0 million co-development agreement between Invitae and Singular Bio. Invitae recognized expense related to the co-development agreement from September 2018 through June 2019 through general and administrative expense with $1.0 million recognized during the year ended December 31, 2018 and the remaining $2.0 million during the six months ended June 30, 2019. Singular Bio recognized other income (expense) related to this co-development agreement of $1.0 million during the year ended December 31, 2018 and $2.0 million during the six months ended June 30, 2019.

D
To eliminate $2.0 million of nonrecurring transaction costs incurred by both Invitae and Singular Bio that were incurred during the three months ended June 30, 2019 and were directly related to the transaction.

E
To remove interest expenses related to extinguished debt and debt-like items incurred by Singular Bio of $0.7 million during the year ended December 31, 2018 and $0.8 million during the six months ended June 30, 2019. This debt was not assumed by Invitae in connection with the acquisition.

F	To remove the income tax benefit recognized due to net deferred tax liabilities assumed in connection with our acquisition of Singular Bio.
G	To reflect the 2.5 million shares of Invitae common stock issued in connection with the acquisition of Singular Bio.